UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2006

VISKASE COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	3089	95-2677354
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

8205 South Cass Avenue, Suite 115, Darien, Illinois	60561
(Address of principal executive offices)	(Zip Code)

(630) 874-0700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On October 30, 2006, Viskase Companies, Inc. (the “Company”) commenced a consent solicitation to obtain consents from holders of its 11.5% Senior Secured Notes due 2011 to the proposed amendments of certain provisions of the (a) Indenture, dated as of June 29, 2004, among the Company and LaSalle Bank National Association, as trustee, (b) Security Agreement, dated as of June 29, 2004, among the Company and LaSalle Bank National Association, as collateral agent (in such capacity, the “Collateral Agent”) and (c) Intercreditor Agreement, dated as of June 29, 2004, among the Company, the Collateral Agent and Wells Fargo Foothill, Inc., in each case, in connection with a proposed equity financing transaction involving the Company.

In particular, the Company currently contemplates authorizing and issuing to one or more investors as part of a private equity financing (the “Equity Financing”) a new series of preferred stock, which is both redeemable and convertible into common stock, and having an initial liquidation preference of not less than $24,000,000 (the “Preferred Stock”), and thereafter conducting a registered offering of rights to acquire common stock, the proceeds of which are intended to be used to redeem a portion of the Preferred Stock. However, there can be no assurance that the Equity Financing will be consummated or consummated on the terms described above.

If conducted, an offering of rights to acquire the common stock of the Company will only be made by means of an effective registration statement and prospectus which, if and when available, may be obtained from the Company at its principal executive offices. A registration statement relating to these securities has not yet been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time a registration statement becomes effective. This communication with shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISKASE COMANPANIES, INC.

By:	/s/ Gordon S. Donovan
Gordon S. Donovan
Vice President and Chief Financial Officer

Date: October 30, 2006